Exhibit 99.(a)(5)(iii)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Tender Offer Statement of Principled Equity Market Fund dated August 1, 2014, of our reports dated February 19, 2014 and February 22, 2013, relating to our audits of the financial statements and financial highlights, included in the Annual Reports on Form N-CSR of Principled Equity Market Fund for the years ended December 31, 2013 and 2012, respectively. We also consent to the reference to our firm under item 10(a) “Financial Statements” and items 12(a)(5)(i)-(iii) “Exhibits”.

/s/ Livingston & Haynes, PC

Wellesley, Massachusetts

July 28, 2014